EXHIBIT 5.1

July 16, 2009

Northern Oil and Gas, Inc.
315 Manitoba Avenue, Suite 200
Wayzata, MN 55391

Ladies and Gentlemen:

We are acting as counsel for Northern Oil and Gas, Inc., a Nevada corporation (the “Company”), in connection with its filing with the Securities and Exchange Commission (the “Commission”), under the Securities Act of 1933, as amended (the “Act”), of a Registration Statement on Form S-8, including any amendments thereto (the “Registration Statement”).  The Registration Statement relates to the offering of up to 3,000,000 shares of common stock, par value $0.001 per share, of the Company (the “Shares”) pursuant to the Northern Oil and Gas, Inc. 2009 Equity Incentive Plan (the “Plan”).  This opinion letter is furnished to you for filing with the Commission pursuant to Item 601 of Regulation S-K promulgated under the Act.

In reaching the opinion stated in this letter, we have reviewed originals and copies of the Registration Statement, the Plan, the Articles of Incorporation and the Bylaws of the Company, the Board of Directors and stockholders resolutions approving the Plan and authorizing the issuance of the Shares, and such other documents as we have considered relevant.  We have assumed that:  (i) all information contained in all documents that we have reviewed is correct; (ii) all signatures on all documents that we have reviewed are genuine; (iii) all documents submitted to us as originals are true and complete; (iv) all documents submitted to us as copies are true and complete copies of the originals thereof; (v) each natural person signing any document that we have reviewed had the legal capacity to do so; and (vi) each natural person signing in a representative capacity any document that we have reviewed had authority to sign in such capacity.

Based on the foregoing, it is our opinion that the Shares being registered are duly authorized, and when issued and sold in accordance with the Registration Statement and the Plan, will be validly issued, fully paid and non assessable.

We hereby consent to the use of this opinion letter as Exhibit 5.1 of the Registration Statement.  In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

This opinion letter is limited to the laws of the State of Nevada and federal law as such laws presently exist and to the facts as they presently exist. We express no opinion with respect to the effect or applicability of the laws of any other jurisdiction.

Very truly yours,

FAEGRE & BENSON LLP

/s/ W. Morgan Burns
W. Morgan Burns